Exhibit 10.37
Consulting Agreement
This Consulting Agreement dated as of November 30, 2018 (this “Agreement”) reflects the agreement of Tribune Media Company (the “Company”) and Edward P. Lazarus (“Consultant”) with respect to the Company’s engagement of Consultant’s services as of the Effective Date (as defined below).
1.Engagement; Scope of Services.

(a)Engagement. During the Term, Consultant shall act as special advisor to the Chief Executive Officer (“CEO”) and Board of Directors (the “Board”) of the Company and be available to consult, advise and perform the following services for the Company (the “Services”): oversight of the Company’s regulatory compliance, management of the Company’s litigation with Sinclair Broadcast Group, Inc. and any class actions and material litigation in existence immediately prior to the date of this Agreement, assistance with strategic corporate opportunities, including a potential sale of the Company, and any other matters as may be reasonably requested by the CEO from time to time and agreed to by Consultant.

(b)Time Commitment; Location. During the Term, Consultant agrees to devote to the business time and attention necessary to perform the Services. Consultant may engage in other business activities during the Term; provided that (i) such other business activities do not violate Section 4 of this Agreement and (ii) Consultant complies with the Company’s Code of Ethics and Business Conduct and Company’s Policy on Trading in Securities, as in effect during the Term (as defined below). Consultant shall be permitted to perform the Services where, in good faith, he deems appropriate, which may require travel on behalf of the Company.

(c)Term. Consultant’s engagement of the Services will commence on January 1, 2019 (the “Effective Date”) and will continue until the Term Expiration Date, unless extended upon mutual written agreement of the parties or terminated earlier by either party upon written notice to the other party (the “Term”), except Consultant must provide the Company with at least 30 days’ written notice of his termination of the Term. As used herein, the “Term Expiration Date” means (x) December 31, 2019 or (y) if a Change in Control (as defined below) has not occurred prior to or on December 31, 2019 due to the absence of regulatory approval of the Change in Control or any other regulatory delay, March 31, 2020.

(d)Independent Contractor Status. Consultant shall perform the Services hereunder as an independent contractor and shall in all respects retain control over and responsibility for his own operations. Consultant agrees that he shall not be an employee or agent of the Company or any of its affiliates as a result of the provision of the Services, nor shall Consultant have the authority (nor hold himself out as having such authority) to contract in the name of, bind, or otherwise act on behalf of, the Company or any of its affiliates.

(e)Compliance Matters. In his performance of the Services, Consultant shall comply with all applicable laws, rules and regulations, including securities laws, and all applicable Company policies and procedures, including the Company’s Code of Ethics and Business Conduct and the Company’s Policy on Trading in Securities, as in effect during the Term.

(f)Indemnification. Consultant will be entitled to indemnification and prompt advancement of legal fees, costs and expenses, on the same terms as indemnification and advancement are made available to senior executives of the Company, whether through the Company’s bylaws or otherwise.

2.Annual Compensation.

(a)Consulting Fee. During the Term, and subject to the terms and conditions set forth herein, Consultant shall be entitled to receive an annual base fee payment in cash of $375,000 (the “Consulting Fee”), which will be paid in semi-weekly installments.

(b)Bonus. Provided that Consultant performs the Services through December 31, 2019, Consultant will be eligible for a completion of services bonus with a target amount of $375,000 (“Target Bonus”). The ultimate bonus to be paid to Consultant shall be determined by the Company in its sole discretion based on factors including Consultant’s performance of the Services (it being understand that the amount of any bonus paid to Consultant may be higher or lower than the Target Bonus amount). This bonus shall be paid in cash and in a lump sum, no later than March 15, 2020 (and, for the avoidance of doubt, this bonus payment shall not be conditioned on Consultant providing any services to the Company after December 31, 2019).

(c)Continued Vesting of Equity Awards. Consultant’s performance of the Services during the Term shall be applied towards the vesting of outstanding Options, RSUs, Restricted Stock and PSUs (as such terms are defined below) issued to him by the Company. In accordance with the Tribune Media Company 2016 Incentive Compensation Plan, because Consultant is continuing to provide the Services, the termination of his employment prior to the Effective Date shall not result in the termination of any of his equity awards or be considered a termination of his service thereunder.

(d)Reimbursement of Expenses. The Company shall reimburse Consultant for reasonable and customary out-of-pocket business expenses incurred by Consultant in connection with Consultant’s rendering of the Services in accordance with the Company’s internal policies and procedures with respect to the reimbursement of expenses generally.

(e)No Employee Benefits, etc. Consultant shall not be entitled to and shall make no claim to any rights or benefits afforded to employees of the Company or its affiliates (other than any claim for medical coverage under COBRA). Consultant agrees that he is solely responsible for payment of all applicable workers’ compensation, disability benefits and unemployment insurance, and for withholding and paying such employment taxes and income withholding taxes. In the event that any federal, state or local government or administrative agency or any court determines that Consultant acted as an employee of the Company or any of its affiliates in performing any of the Services, Consultant waives any and all claims that he may have as a result of any such determination and acknowledges that he has agreed to render the Services with the understanding that he has no right or entitlement to any benefits or compensation, except as expressly provided herein. In the event the Company or any of its affiliates is found to be liable for worker’s compensation, disability benefits, unemployment insurance, employment or withholding taxes or liability of a similar nature, the Company shall have the right to recover an equivalent amount, including any interest or penalties paid in connection therewith, from Consultant.

(f)Sole Compensation. Other than as provided in this Section 2 and in Section 3 hereof, Consultant shall not be entitled to any compensation for Consultant’s provision of the Services.

3.Effects of Termination.

(a)Accrued Compensation. Upon termination of the Term for any reason on or prior to the Term Expiration Date, Consultant shall be entitled to all earned but unpaid installments of the Consulting Fee under this Agreement that are owed to Consultant for Services performed prior to the effective date of termination, and, subject to Section 2(d) hereof, all unreimbursed and documented expenses.

(b)Termination Without Cause; Change in Control.

(i)Generally. Except as provided in Section 3(b)(ii) below, if, prior to the Term Expiration Date, the Company terminates the Term without Cause, Consultant shall be entitled to receive (A) the Consulting Fee for the remainder of the Term, (B) Consultant shall be credited with one (1) additional year of vesting service with respect to all then outstanding (x) restricted stock units in respect of the Company’s Class A common stock (“RSUs”), (y) performance share units in respect of the Company’s Class A common stock (“PSUs”) and (z) nonqualified stock options in respect of the Company’s Class A common stock (“Options”), and (C) all then vested Options shall remain exercisable for a twelve month period following the date of termination. For the avoidance of doubt, in this circumstance, all of Consultant’s then outstanding unvested restricted shares of Class A common stock (“Restricted Stock”) that were issued under the Restricted Stock Unit Agreement, dated as of April 27, 2017, between Consultant and the Company shall be forfeited.

(ii)Change in Control. If, prior to the Term Expiration Date, the Company terminates the Term without Cause following a Change in Control (a “Change in Control Termination”) or in an Anticipatory CIC Termination that results in a Related Change in Control during the Term, Consultant shall be entitled to receive:

(1)the Consulting Fee for the remainder of the Term, which shall be payable in a lump sum within 10 days following a Change in Control Termination or, in the case of an Anticipatory CIC Termination, the Related Change in Control;

(2)the bonus that would otherwise be payable for the 2019 fiscal year under Section 2(b) if the Services had continued through December 31, 2019, which shall be payable at the time provided by Section 2(b) above or, in the case of an Anticipatory CIC Termination that results in a Related Change in Control after such time, within 10 days following the Related Change in Control;

(3)a cash payment equal to the sum of two (2) times (x) the Consulting Fee plus (y) the Target Bonus, which amount shall be paid to Consultant in a lump sum within 10 days following a Change in Control Termination or, in the case of an Anticipatory CIC Termination, the Related Change in Control; and

(4)all unvested Options, RSUs, Restricted Stock and PSUs then held by Consultant shall automatically vest in full.

In addition, if a Change in Control occurs during the Term and the Term (and Services) expire upon the Term Expiration Date (other than due to a termination for Cause), Consultant shall receive the payment set forth in Section 3(b)(ii)(3) above within 10 days following the Term Expiration Date.
As used herein, “Change in Control”, “Anticipatory CIC Termination” and “Related Change in Control” shall have the meanings ascribed to them in the Employment Agreement, dated as of April 27, 2017, between Consultant and the Company (the “Employment Agreement”).
(iii)For purposes of this Agreement, “Cause” shall mean (A) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (B) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Consultant’s Services; (C) commission of a material act of dishonesty or conduct in violation of Company’s written policies and codes of conduct; (D) willful unauthorized disclosure or use of Confidential Information (as defined in the Employment Agreement; (E) material improper destruction of Company property; (F) willful misconduct in connection with the performance of the Services; (G) a material breach of this Agreement by Consultant, including a failure to perform the Services; or (H) any conduct by Consultant resulting in, or which is reasonably likely to result in, the Company or any of its affiliates experiencing public disgrace or disrepute; provided, however, that Consultant shall be provided a single 10 business-day period to cure any such breach set forth in clause (C), (E), (F) or (G), to the extent curable.

(iv)Release of Claims. Notwithstanding anything herein to the contrary, Consultant’s entitlement to the payment and benefits set forth in this Section 3(b) shall be (A) conditioned upon Consultant’s having provided an irrevocable waiver and release of claims in favor of the Company, its predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents, or representatives of any of the foregoing (collectively, the “Released Parties”), substantially in the form customarily used by the Company, that has become effective in accordance with its terms after any applicable revocation period and (B) subject to Consultant’s continued compliance in all material respects with the Restrictive Covenants (as defined below). For purposes of this Agreement, Section 24 (Section 409A) of the Employment Agreement is hereby incorporated into this Agreement as if set forth herein in its entirety.

4.Restrictive Covenants. Consultant agrees that Sections 5 through 11 (the “Restrictive Covenants”) of the Employment Agreement are hereby incorporated into this Agreement as if set forth herein in their entirety; provided that (i) any reference in those provisions to “termination of employment” (or similar phrasing) shall instead refer to termination of the Services under this Agreement, with the effect that the periods applicable to the Restrictive Covenants shall include the Term and, if applicable, the specified period following the termination of the Services (i.e., the noncompetition, nonsolicition and noninterference restrictions shall apply until the second anniversary following termination of the Term) and (ii) Consultant’s employment with Sonos, Inc. and its subsidiaries shall not violate the noncompetition restrictions set forth in Section 5(a)(i) of the Employment Agreement (it being understood, for the avoidance of doubt, that Consultant shall not be excused from, and shall comply with, the nonsolicitation and noninterference restrictions set forth in Section 5(a)(ii) of the Employment Agreement).

5.Miscellaneous.

(a)Taxes. As an independent contractor, Consultant shall be solely responsible for any taxes due in connection with any compensation (including vesting of equity awards from the Company) that Consultant receives in connection with this Agreement and the performance of the Services hereunder, and Consultant agrees to pay all such taxes when due.

(b)Cooperation. In addition to the Services, Consultant agrees that, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, Consultant shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any Released Parties, which relate to the Services or Consultant’s prior employment with the Company and its affiliates as to which Consultant may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that the Company shall reimburse Consultant for expenses reasonably incurred in connection therewith, and provided further that any such cooperation shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Consultant’s business or personal affairs.

(c)Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:	Tribune Media Company
685 Third Avenue
New York, NY 10017
Attn: Chief Executive Officer
Attn: Chairman of the Compensation Committee
With a copy to:
Meir D. Katz
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022

If to Consultant:	Mr. Edward Lazarus
At the most recent address on file with the Company

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.
(d)Governing Law; No Construction Against Drafter. This Agreement shall be deemed to be made in the State of New York, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of New York without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

(e)Consent to Jurisdiction; Waiver of Jury Trial.

(i)Except as otherwise specifically provided herein, Consultant and the Company each hereby irrevocably submits to the exclusive jurisdiction of the federal courts located within the Borough of Manhattan (or, if subject matter jurisdiction in such courts is not available, in any state court located within the Borough of Manhattan) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 5(e)(i); provided, however, that nothing herein shall preclude either party from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 5(e) or enforcing any judgment obtained by either party.

(ii)The agreement of the parties to the forum described in Section 5(e)(i) above is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 5(e)(i) above, and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 5(e)(i) above shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(iii)The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 5(c) above.

(iv)Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (B) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 5(e)(iv).

(v)Except as determined in a final judgment by any arbiter of an action, suit or proceeding brought in connection with any dispute arising out of or relating to this Agreement, each party hereto shall be responsible for its own costs and expenses (including outside attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

(f)Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Consultant with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Consultant and the Company, relating to such subject matter, including, without limitation, the Employment Agreement. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein. Notwithstanding anything herein to the contrary, nothing in this Agreement (other than the termination provisions in Section 3 above) shall divest Consultant from any compensation or benefits previously granted to or vested by Consultant, including equity awards granted or vested prior to the Effective Date.

(g)Amendment; No Waiver. No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Consultant and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(h)Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any of the Restrictive Covenants (whether in whole or in part) is void or constitutes an unreasonable restriction against Consultant, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i)Assignment.

(i)This Agreement is personal to Consultant and without the prior written consent of the Company shall not be assignable by Consultant, except for assignment by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void. The Company may only assign this Agreement, and its rights and obligations hereunder, in accordance with the terms of Section 5(i)

(ii) below, or to an affiliate of the Company; provided that any such assignee expressly agrees to assume in writing and perform all obligations of the Company hereunder.

(ii)This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction, and, in the event of Consultant’s death, Consultant’s estate and heirs in the case of any payments due to Consultant hereunder). Consultant acknowledges and agrees that all of Consultant’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns.

(iii)In the event of Consultant’s death before payments that have been earned by Consultant under this Agreement have been paid to him, the Company shall pay to Consultant’s surviving spouse or, if different, Consultant’s designated beneficiary (or, if no spouse is then surviving and no beneficiary has been designated by Consultant, to Consultant’s estate) all such payments at the times that such payments were due to be paid to Consultant.

(j)Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

TRIBUNE MEDIA COMPANY

/s/ Peter Kern
By: Peter Kern
Title: Chief Executive Officer

CONSULTANT:
/s/ Edward P. Lazarus
Edward P. Lazarus